EXHIBIT 3.1.44

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:14 PM 07/16/2003
FILED 03:10 PM 07/16/2003
SRV 030466550 - 3279632 FILE

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF NEWISYS, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Phillip D. Hester hereby certifies that:

(1)           Phillip D. Hester is the President of Newisys, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”);

(2)           Section 2 of Article IV.B of the Amended and Restated Certificate of Incorporation of this corporation, filed on October 24, 2002 shall be amended to add the following Section 2(d):

(d)           Certain Merger Transaction. Notwithstanding the provisions set forth in subsections (a) and (b) of this Section 2, in the event that, pursuant to that certain Agreement and Plan of Merger and Reorganization dated as of July 3, 2003 by and among Sanmina-SCI Corporation, a Delaware corporation (“Parent”), Aspen Acquisition Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Parent, this corporation, and Basil Horangic, as the Stockholders’ Representative (the “Merger Agreement”), a Merger (as such term is defined in the Merger Agreement) is consummated, Sections 2(a) and 2(b) above shall not apply, and the merger consideration to be issued by Parent pursuant to the Merger Agreement shall be distributed to this corporation’s stockholders pursuant to Article II of the Merger Agreement A copy of the Merger Agreement will be provided to each stockholder of this corporation upon written request therefor.

(3)           This Certificate of Amendment to the Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) has been duly adopted by the Board of Directors of this corporation in accordance with Section 242 of the General Corporation Law;

(4)           This Certificate of Amendment has been duly approved by the stockholders of this corporation in accordance with Section 228 of the General Corporation Law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation on this 16th th day of July, 2003.

/s/ Phillip D. Hester
Phillip D. Hester President